Exhibit 4.01

AMENDMENT NO. 2
TO
THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
VALERO L.P.

This Amendment No. 2, dated as of July 1, 2005 (this “Amendment”), to the Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (the “Partnership Agreement”), is entered into by and among Riverwalk Logistics L.P., a Delaware limited partnership, as the General Partner, and the Limited Partners as provided herein.  Each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Partnership Agreement.

W I T N E S S E T H:

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to amend the Partnership Agreement as set forth below; and

WHEREAS, the General Partner, as the sole general partner, on behalf of itself and the Limited Partners, now desires to, and hereby does, amend the Partnership Agreement to reflect such amendment;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 10.4(c) is hereby amended to add a new paragraph (c) to read in its entirety as follows:

(c)           Notwithstanding anything to the contrary contained in this Section 10.4, in accordance with Section 17-101(12)(a)(ii) of the Delaware Act, upon surrender of its certificate representing limited partnership interests in Kaneb Pipe Line Partners, L.P. (“KPP Certificate”) in accordance with the Agreement and Plan of Merger, dated as of October 31, 2004, by and among the Partnership, the General Partner, Valero GP, VLI Sub B LLC, Kaneb Pipe Line Partners, L.P. and Kaneb Pipe Line Company LLC (the “KPP Merger Agreement”) (or upon a waiver of the requirement to surrender KPP Certificate granted by the General Partner in its sole discretion) and the recording of the name of such Person as a limited partner of the Partnership on the books and records of the Partnership, each holder of KPP Certificates shall automatically and effective as of the Effective Time specified in the KPP Merger Agreement be admitted to the Partnership as an Additional Limited Partner and by its surrender of a KPP Certificate or acceptance of Common Units be bound by the terms and conditions of this Agreement.

As amended hereby, the Partnership Agreement is in all respects ratified, confirmed and approved and shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GENERAL PARTNER:

RIVERWALK LOGISTICS, L.P.

By: Valero GP, LLC, its General Partner

/s/ Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By:	RIVERWALK LOGISTICS, L.P.

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6

By:	Valero GP, LLC, its General Partner

/s/ Curtis V. Anastasio
Name:	Curtis V. Anastasio
Title:	Chief Executive Officer and President